Exhibit 10.11
ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of October 10, 2011 by and between AL International, Inc. a Delaware corporation (the "Seller"), and Prosperity Group Inc., a Nevada corporation ("Purchaser"). Seller and Purchaser are referred to collectively herein as the "Parties."

WHEREAS, the Seller is engaged in the business of direct marketing or multi-level marketing with sales of various products and services (the "Business") and has developed a distributorship organization of independent  authorized  agents (the "Distributor  Organization") for the sale of its products and services;

WHEREAS, the Seller desires to sell to the Purchaser , and the Purchaser desires to purchase from the Seller THREE (3) specific genealogy positions within Seller's Distributor Organization (as identified in Exhibit A, attached), and the Purchaser is willing to acquire such positions within the standard business conditions (as identified in Exhibit B, attached) as any other independent authorized agent in the Distributor Organization , with certain modifications , all upon the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged,  the  Parties  hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

"Action" means any claim, demand , action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration , inquiry, proceeding or investigation by or before any Governmental Authority.

"Affiliate" means, with respect to a. specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

"Ancillary Agreements" means the bill of sale and the assignment and assumption agreement delivered at the Closing.

"Business Day" means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the city of San Diego, California.

"Contract" means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

"Court" means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

"Governmental Authority" means any governmental, or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

"Law" means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect oflaw in each such

"Litigation" means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation , inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

"Order" shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

"Permits" means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

"Person" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

"Regulation" shall mean any rule or regulation of any Governmental Authority. "Securities Act" means the Securities Act of 1933, as amended.

ARTICLE II
PURCHASE AND SALE

    2.1  Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement at the Closing, the Seller will sell, convey, transfer,  assign  and  deliver  to  the Purchaser, and the Purchaser will purchase from the Seller, all of the rights, title and interests in the THREE (3) Distributor Positions (as described in Exhibit A) (the "Purchased Assets").

(a)
While the general policy of Seller is to not allow people to have more than one account, Seller will be working with Purchaser to identify individuals or entities, each of whom will have different federal ID numbers, in order to operate the Purchased Assets in full compliance with Seller's policies and procedures as soon as practicable after the Closing.

(b)
Each position will be permanently forced qualified at the Diamond level for the life of the business. As well as permanently forced qualified at the highest possible rank if the compensation plan should ever change and there are additional percentages earned on basic unilevel pay, Infinity bonus pay, team commission pay, or generational override pay. In addition, if the core structure of the compensation plan ever changes a comparable transition in earnings and rank should be laterally transferred. Meaning if at the current rank of Diamond the pay in the current compensation plan is $20,000 per month and  the compensation plan  is changed to a binary where the new rank of Ambassador is comparable in earnings and status to the previously force qualified Diamond level, the position will be permanently force qualified at the new Ambassador rank . For any dream bonuses, car bonuses, global bonus pool s or extra incentive bonuses those must be achieved through building according to the current Youngevity compensation plan. The established bonus volume from the forced qualified positions cannot be used towards the Dream Car Bonus. To achieve the Dream Car Bonus, it must be on new volume that was brought into the organization after this Agreement.

(c)
In accordance with Seller's policies and procedures, that are applied equally to all independent authorized agents, the Purchased Assets will qualify for monthly commission payouts. Such commission payouts are dependent upon the purchasing activities of independent authorized agents under the Purchased Assets in the genealogy structure within Seller's Distributor Organization. Such commissions are also dependent upon  the qualified status of the Purchased Assets. These dependent factors are not controller by the Seller, other than noted above, and therefore, no guarantee of any specific value of commission payout is given within this Agreement.

(d)
If the Closing occurs before  October  11, 2011,  Purchaser  shall  be entitled to a full month's  commission  payout  as if the Purchased Assets were active for the entire month of October (generally, commissions  for any month  are paid  in the subsequent  month on the  15th of that  subsequent month).    If Closing occurs after October 10, 2011, Purchaser shall be entitled to a pro-rata share of the monthly commissions based above the date of Closing.   (For example, if Closing occurred on October 29, 2011, Purchaser would be entitled to 2/31st value of the commission that would regularly be paid for the month.)

    2.2  Warrant. Additionally and as part of this overall Agreement, upon the terms and subject to the conditions set forth in this Agreement at the Closing, the Seller will sell, issue and deliver to the Purchaser, and the Purchaser will purchase from the Seller a warrant to buy shares of the Seller's Common Stock with an exercise price equal to the closing value of such shares on the trading day immediately preceding the Closing (the "Warrant").  The Warrant will be exercisable for the number of shares equal to (x) One Million Dollars ($1,000,000) divided by (y) the exercise price of the Warrant (calculated as set forth above). (Example: If the Seller's Common Stock closed at $0.359 on the trading day immediately preceding the Closing, Purchaser will receive a warrant to purchase 2,785,516 shares of Seller stock). This warrant must be exercised within 5 years or it expires.  (See Exhibit C for the Warrant Document).

ARTICLE III
PURCHASE PRICE

    3.1  Purchase Price. As consideration for the purchase of the Purchased Assets, upon the terms and subject to the conditions set forth in this Agreement , the Purchaser will pay to the Seller the aggregate purchase price of One Million Seven Hundred and Fifty Thousand ($1,750,000) (the "Purchase Price") payable upon Closing.

    3.2  Payment of Purchase Price. The Purchaser shall pay, or cause to be paid, to the Seller the Purchase Price at the Closing as follows:

(a)	Payment to the Seller of $1,750,000 in cash by wire transfer, bank check or certified check;

    3.3  Closing.

(a)
Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 3580 Carmel Mountain Road, Suite 300, San Diego, California, or at another location mutually agreeable to Seller and Purchaser, at a time and date to be mutually agreed between the Purchaser and the Seller (the day on which the Closing takes place being the "Closing Date").

(b)	At the Closing:

(i)	the Purchaser shall pay, or cause to be paid, to the Seller the Purchase Price; and

  (ii)  the Purchaser and the Seller shall execute and deliver such documents as are reasonably necessary, as determined by the Purchaser and Seller, to effectuate the transfer of the Purchased Assets, including, without limitation, an assignment and assumption agreement and a bill of sale, in forms reasonably acceptable to the Purchaser and the Seller.

    3.4  Transfer Taxes. The Seller shall be liable for and shall pay all federal and state sales taxes and all other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Seller to the Purchaser.

    3.5  Allocation of Purchase Price. At the Closing, the Parties shall sign and deliver to each other a completed IRS Form 8594, Asset Acquisition Statement Under Section 1060, which shall allocate the Purchase Price among the Purchased Assets. The Parties shall file their respective state and federal income taxes in a manner that is consistent with information in the Form 8594.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES  OF THE SELLER

In order to induce the Purchaser  to enter into this Agreement  and to consummate  the transactions contemplated hereby, the Seller represents and warrants to the Purchaser:

    4.1  Qualification. The Seller is duly licensed or qualified to transact business in each of the jurisdictions  in which the Seller operates the Business.

    4.2  Authorization; Enforceability. The Seller has the power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

    4.3  No Violation or Conflict. None of (a) the execution and delivery by the Seller of this Agreement, (b) consummation by the Seller of the transactions contemplated by this Agreement, or (c) the performance of this Agreement , will conflict with or violate any Law, Order or Permit applicable to the Seller or by which the Seller's properties are bound or affected.

    4.4  Litigation. There is no Litigation or investigation pending or, to the knowledge of the Seller, threatened against , or otherwise adversely affecting, the Business, the Purchased Assets or rights  of Seller relating thereto, before any Court or Governmental Authority. The Seller is not subject to any outstanding Litigation or Order, which, individually or in the aggregate, would prevent, hinder or delay the Seller from consummating the transactions contemplated by this Agreement. There is no Litigation pending or threatened that might call into question the validity of this Agreement or any action taken or to be taken pursuant hereto, nor does there exist any reasonable basis for any such Litigation. There is no action by the Seller pending or threatened against any third party with respect to the Business or any of the Purchased Assets.

    4.5  Brokers. The Seller has not employed any financial advisor, broker or finder, and Seller has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

    4.6  Governmental Consents and Approvals. To Seller's knowledge, the execution, delivery and performance of this Agreement by the Seller and does not and will not require any consent, approval , authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

    4.7  No Other Agreements to Purchase. No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller of any of the Purchased Assets.

    4.8  Purchased Assets.

(a)
The Seller is a Party to and enjoys the right to the benefits of all Contracts, all of which rights constitute Purchased Assets. The Seller has good and marketable title to all the Purchased Assets, free and clear of all Liens.

(b)
The Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser without penalty or other adverse consequences to Seller.  Following the consummation of the transactions contemplated by this Agreement and the execution of the instrument s of transfer contemplated by this Agreement, the Purchaser will have received from Seller the interests of the Seller in the Purchased Assets, free and clear of all Liens, and without incurring any penalty or other adverse consequence, including, without limitation , any increase in rentals , royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

(c)
Confidential Information. The Seller has taken all necessary steps in to protect the Seller's rights in confidential information and trade secrets of the Seller. Without limiting the foregoing, the Seller has and enforces a policy of requiring each employee, consultant, contractor and potential business partner or investor to execute proprietary information, confidentiality and assignment agreements.  Except under confidentiality obligations, there has been no material disclosure of any Seller confidential information or trade secrets.

ARTICLE V
REPRESENTATIONS AND WARRANTIES  OF THE PURCHASER

In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Seller as follows:

    5.1  Authorization; Enforceability .The Purchaser has the power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized and approved by the Purchaser, and no other action on the part of the Purchaser is necessary in order to give effect thereto. This Agreement has been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Purchaser, enforceable against the Purchaser, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

    5.2  No Violation or Conflict. None of (a) the execution and delivery by the Purchaser of this Agreement , (b) consummation by the Purchaser of the transactions contemplated by this Agreement, or (c) the performance of this Agreement, will conflict with or violate any Law, Order or Permit applicable to the Purchaser or by which the Purchaser's properties are bound or affected.

ARTICLE VI
COVENANTS

    6.1  Regulatory and Other Authorizations; Notices and Consents.

(a)
The Seller will use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant  to, this Agreement and will reasonably cooperate with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)
After the Closing, the Seller shall give promptly such notices to third parties and use its best efforts to obtain such third party consents and estoppel certificates as the Purchaser may reasonably deem necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement.

(c)
Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Purchaser or the Seller thereunder. The Seller will use its commercially reasonable  efforts to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Purchaser as the Purchaser may reasonably request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Seller thereunder so that the Purchaser would not in fact receive all such rights, the Seller and the Purchaser will cooperate in a mutually agreeable arrangement under which the Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to the Purchaser, or under which the Seller would enforce for the benefit of the Purchaser, with the Purchaser assuming the Seller's obligations, any and all rights of the Seller against a third party thereto. The Seller will promptly pay to the Purchaser when received all monies received by the Seller under any Purchased Asset or any claim or right or any benefit arising thereunder. In such event, the Seller and the Purchaser shall, to the extent the benefits and obligations of any Purchased Asset have not been provided to the Purchaser by alternative arrangements satisfactory to the Purchaser and Seller, negotiate in good faith an adjustment in the Purchase Price.

ARTICLE VII
INDEMNIFICATION

    7.1  Survival of Representations and Warranties. The representations and warranties of the Seller and the Purchaser contained in this Agreement (and the indemnification obligations of the Company relating thereto) shall survive the Closing for a period of six (6) months.

    7.2  Indemnification.

(a)
Subject to the limitations and exceptions set forth in this Article VII, the Seller shall indemnify and hold harmless the Purchaser, its affiliates and each of their respective officers, directors, agents and employees, and the Purchaser shall indemnify and hold harmless the Seller, its affiliates and each of their respective officers, directors, agents and employees, and each Person, if any, who controls or may control the Seller within the meaning of the Securities Act (each of the foregoing being referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, liabilities, damages, fees, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, but excluding consequential, special, exemplary or punitive damages (collectively, "Indemnifiable Damages") directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Seller or Purchaser, as the case may be, in this Agreement to be true and correct, or (ii) any breach of or default in connection with any of the covenants or agreements made by the Seller or the Purchaser, as the case may be, in this Agreement, provided, however that the maximum aggregate liability of Seller pursuant to this Section 7.2 shall be limited to $500,000.

(b)
With respect to indemnification by any Party, materiality standards or qualifications in any representation, warranty or covenant made by such Party shall only be taken into account in determining whether a breach of or default in connection  with  such representation , warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in detennining the amount of any Indemnifiable Damages with respect to such breach , default or failure to be true and correct. Any indemnity payments made under this Agreement shall be treated as purchase price adjustments for federal and state income tax purposes.

    7.3  Claims. With respect to claims made for Indemnifiable Damages, the Purchaser or the Seller may deliver to the other, as applicable, a certificate signed by any officer of the delivering Party (an "Officer's Certificate"):

(a)	stating that an Indemnified Person has incurred , paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, lndemnifiable Damages;

(b)
stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or  accrued, may be the  maximum amount reasonably ariticipated by the Purchaser to be incurred, paid , reserved or accrued); and

(c)
specifying in reasonable detail (based upon the information then possessed by the Purchaser) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Officer's Certificate shall affect an Indemnified Person's rights hereunder , unless (and then only to the extent that) the Seller is materially prejudiced thereby.

    7.4  Resolution of Objections to Claims.

(a)
If the Seller or Purchaser, as applicable, objects in writing to any claim or claims by the claiming Party made in any Officer's Certificate within thirty (30) days of receipt of such claim, the Purchaser and the Seller shall attempt in good faith for forty-five (45) days after receipt of such written objection to resolve such objection. If the Purchaser and the Seller shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. The Purchaser or Seller, as applicable, shall be entitled to conclusively rely on any such memorandum and the Purchaser or Seller, as applicable, shall be entitled to payment from the Seller or Purchaser in the amount specified in the memorandum.

(b)
If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period , either the Purchaser or the Seller may submit the dispute to mandatory, final and binding arbitration to be held in the county of San Diego, the State of California. The dispute shall be resolved fully and finally at a location mutually agreeable to Purchaser and Seller by an arbitrator mutually agreeable to Purchaser and Seller pursuant to an arbitration governed by Judicial Arbitration & Mediation Services/EnDispute or its successor ("J.A.M.S."). Any decision of such arbitrator arbitrator as to the validity and amount of any claim in the relevant Officer's Certificate shall be non-appeal able, binding and conclusive upon the Parties to this Agreement and each Party shall be entitled to act in accordance with such decision.

(c)
The non-prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of J.A.M.S. and the expenses, including attorneys' fees and costs, reasonably incurred by the other Party to the arbitration.

    7.5  Third-Party Claims. In the event that the Purchaser becomes aware of a third- party claim which the Purchaser believes may result in a claim against the Purchaser by or on behalf of an Indemnified Person, the Purchaser shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by the Purchaser in connection with such defense, settlement  or resolution (including reasonable attorneys' fees, other professionals ' and experts' fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which the Purchaser may  seek indemnification pursuant to a claim made hereunder) . The Seller shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Seller shall have objected within thirty (30) days after a written request for such consent by the Purchaser, no settlement or resolution of any such claim with any third-party claimant shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Seller has consented to any such settlement or resolution, the Seller shall not have any power or authority to object under Section 7.3 or any other provision of this Article VII to the amount of any claim by or on behalf of any Indemnified Person with respect to such settlement or resolution.

ARTICLE VIII
MISCELLANEOUS

    8.1  Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party's address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by certified mail, return receipt requested, postage prepaid.

If to the Purchaser to:	AL International, Inc., dba Youngevity 2400 Boswell Rd. Chula Vista, CA 91914 Facsimile: 619-934-5009 Attention: Steve Wallach

With a copy to:	Mintz, Levin, Cohn, Fenis, Glovsky and Popeo, P.C. 3580 Cannel Mountain Road, Suite 300 San Diego, CA 92130 Attn: Eddie Rodriguez

If to the Seller to:	Prosperity Group Inc. 5348 Vegas Drive, Suite #906 Las Vegas, NV 89108 Attn: Brian McMullen

    All notices, requests, consents and other communications hereunder shall be deemed to have been (a) if by hand , at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (b) if sent by facsimile transmission , at the time receipt has been acknowledged by electronic confirmation or otherwise, (c) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (d) if sent by certified mail , on the 5th business day following the day such mailing is made.

    8.2  Entire Agreement. This Agreement and the exhibits hereto embody the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement or the exhibits hereto shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

    8.3  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

    8.4  Assignment. Neither this Agreement, nor any right hereunder, may be assigned by any of the Parties hereto without the prior written consent of the other Parties, except that the Purchaser may assign all or part of its rights and obligations under this Agreement to one or more direct or indirect subsidiaries or Affiliates (in which event, representations and warranties relating to the Purchaser shall be appropriately modified). No assignment by Purchaser shall relieve Purchaser of liability for the obligations of Purchaser under this Agreement

    8.5  Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

    8.6  Waivers and Consents. The terms and provisions of this Agreement may  be waived , or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a Party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of the Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party hereto, nor any abandonment or discontinuance of steps to enforce any such right , power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right , power or remedy hereunder. The election of any remedy by a Party hereto shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party  not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand .

    8.7  No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended , or shall be construed , to confer upon or give any Person other than the Parties hereto and their respective heirs, personal representatives , legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

    8.8  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in  any manner adverse to any Party. Upon such determination that any term or other  provision  is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled  to the extent possible.

    8.9  Publicity. The Seller may not make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions  contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser.

    8.10  Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the Law of the State of California without giving effect to the conflict of law principles thereof.

    8.11  Jurisdiction. Except as provided in Section 7.4, any legal action or proceeding with respect to this Agreement shall be brought in the courts of San Diego, California or of the United States of America located in San Diego, California. By execution and delivery of this Agreement, each of the Parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Parties  hereby  irrevocably waive an objection or defense that they now or hereafter have to the assertion of personal jurisdiction by any court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding , any claim that it is not subject to the jurisdiction of the above-named courts for such proceedings .

    8.12  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

    8.13  Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    8.14  Expenses. Except as otherwise specified in this Agreement, all costs  and expenses, including, without limitation, fees and disbursements of counsel,  financial  advisors and accountants , incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred .

    8.15  Further Assurances. At any time and from time to time after the Closing Date, at the request of the Purchaser and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser's title to, the Purchased Assets.

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                AL INTERNATIONAL, INC.

                By:  /s/ Steve Wallach
                Name:  Steve Wallach
                Title:  CEO

                By:  /s/ Chris Nelson
                Name:  Chris Nelson
                Title:  CFO

                PROSPERITY GROUP, INC.

                By:  /s/ Brian McMullen
                Name:  Brian McMullen
                Title:  President